Exhibit 99.1

For More Information, Contact:

James E. Fickenscher/CFO	William Q. Sargent Jr./ VP IR
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5926
jfickenscher@auxilium.com	wsargent@auxilium.com

Auxilium Pharmaceuticals, Inc. Announces Fourth Quarter and

Full Year 2009 Financial Results, Guidance for 2010 and Selling Price for XIAFLEX

Full Year 2009 Net Revenues Increase by 30.8% to a record $164.0 Million

2010 Testim® Revenues Expected to be in the Range of $185 Million to $195 Million

XIAFLEX™ List Price to Distributors Will Be $3,250.00 per Vial

MALVERN, PA., (February 17, 2010) - Auxilium Pharmaceuticals, Inc. (Nasdaq: AUXL), a specialty biopharmaceutical company, today announced financial results for the fourth quarter and the year ended December 31, 2009. The Company also highlighted important commercial, regulatory and clinical development progress during the year 2009, provided selected financial and operational guidance for 2010 and announced the list price to distributors for XIAFLEX™, its recently approved product for Dupuytren’s contracture.

For the quarter ended December 31, 2009, Auxilium reported record net revenues of $48.0 million compared to net revenues of $34.8 million in the fourth quarter of 2008, an increase of 38.1%. For the full year 2009, net revenues totaled $164.0 million compared to net revenues of $125.4 million for the full year 2008, an increase of 30.8%.

For the quarter ended December 31, 2009, Auxilium reported a net loss of $(11.9) million compared to a net loss of $(12.1) million in the fourth quarter of 2008. For the full year 2009, Auxilium's net loss was $(53.5) million, compared to a net loss of $(46.3) million for the comparable period in 2008.

“We believe 2009 was a great success for Auxilium. We achieved record revenues for Testim® in 2009, advanced XIAFLEX through U.S. regulatory review followed by approval in early 2010 for Dupuytren’s contracture and released encouraging XIAFLEX Phase IIb clinical data in Peyronie’s disease,” commented Armando Anido, Chief Executive Officer and President of Auxilium. “With the recent approval of XIAFLEX for adult Dupuytren’s contracture patients with a palpable cord, we believe that XIAFLEX represents a blockbuster opportunity that can provide sustainable long-term growth for the Company.”

XIAFLEX Pricing Strategy Announced

Following the Company’s discussions with physicians, patients and managed care organizations around the value that XIAFLEX offers as a new non-surgical treatment option for Dupuytren’s contracture, the list price per vial of XIAFLEX to distributors will be $3,250.00. Additionally, the Company believes that, on average, Dupuytren’s contracture patients treated with XIAFLEX will have 1.5 cords treated and that an average of 1.1 vials of XIAFLEX will be used to treat each cord.

2009 and Recent Highlights:

XIAFLEX:

•	On February 2, 2010, the Company received approval for XIAFLEX for treatment of adult Dupuytren’s contracture patients with a palpable cord from the U.S. Food and Drug Administration (FDA).

•

In its September 3rd edition, The New England Journal of Medicine published data from the pivotal CORD I phase III clinical trial of XIAFLEX, which is the largest, prospective, double blind, placebo controlled clinical trial ever conducted in the field of Dupuytren's contracture.

•

In January 2010, the Company and its European commercialization partner, Pfizer Inc., announced the European Union’s scientific/technical review procedure for the Marketing Authorization Application for XIAFLEX for the treatment of Dupuytren’s contracture commenced. As a result of accomplishing this milestone, the Company has received $15 million from Pfizer.

•

In December 2009, the Company reported results of its Phase IIb study in Peyronie’s disease. Overall, XIAFLEX demonstrated a statistically significant change compared to placebo at 36 weeks in both improvement in penile curvature (p=0.001) and the Patient Reported Outcome (PRO) Peyronie's disease bother domain (p=0.046). XIAFLEX was well-tolerated and the most common treatment related adverse events in the phase IIb study were consistent with adverse events reported in previous Peyronie's disease trials with XIAFLEX, which included injection site bruising, edema and pain.

TESTIM:

•	Worldwide revenues for Testim were $160.4 million, up 28.1% over 2008.

•	Testim U.S. revenues were up 23.2% over the prior year to a record $151.9 million.

•	Testim prescriptions grew by 14.9% over 2008 according to National Prescription Audit data from IMS Health, Inc. (IMS), a leading market research firm.

•	Total prescriptions for the testosterone replacement gel market segment grew 14.9% in 2009 according to data from IMS.

•

The FDA response to the Company’s Citizen’s Petition was received in August 2009. The FDA agreed with some of the statements made in the Citizen's Petition regarding the testing required for generic versions of Testim and disagreed with other statements. Although not commenting upon any filing in particular, the FDA did state that “the practical effect of this determination is that any application for a testosterone gel product that has different penetration enhancers than the reference listed drug cannot be submitted as an abbreviated new drug application (ANDA) and, instead, will have to be submitted as a NDA under section 505(b) of the Act.”

•	In October 2009, six additional U.S. Patents (# 7,608,605 through 610) covering method of use claims for Testim were issued to CPEX Pharmaceuticals, Inc. and expire in 2023.

•

In the fourth quarter of 2009, the Company successfully completed transferring all existing European Marketing Authorizations related to Testim to its European partner for Testim, Ferring International S.A.

COMPANY HIGHLIGHTS:

•	Auxilium was named the Silver Winner in the Large Company (101-1,000 employees) category in the 2009 Best Places to Work in Philadelphia competition by The Philadelphia Business Journal.

•	The Company was recognized as a top fifteen finalist in Deloitte’s 2009 Fast 50 program for the greater Philadelphia area.

OTHER EVENTS:

•

In September 2009, the Company completed the sale of 3.45 million shares of its common stock at a price of $34.50 per share, resulting in proceeds to the Company, net of offering expenses and underwriting discounts and commissions, of approximately $115.8 million.

•	In August 2009, the Company secured a $30 million revolving credit line from Silicon Valley Bank.

2010 Financial Guidance and Strategic Priorities

For 2010, Auxilium anticipates that:

•	Testim revenues will be in the range of $185 million to $195 million;

•	Research and development spending will be in the range of $50 million to $60 million, which includes $5 million to $6 million of stock-based compensation cost; and,

•	Selling, general and administrative expenses will be in the range of $160 million to $170 million, which includes $17 million to $19 million of stock-based compensation cost;

Auxilium expects to execute on the following strategic priorities in 2010:

•	Execute the launch in the U.S. of XIAFLEX for Dupuytren’s contracture by the end of March;

•	Support Pfizer in the ongoing regulatory review of the XIAFLEX European submission and prepare for the eventual launch in Europe for Dupuytren’s contracture;

•	Commence phase III for XIAFLEX in Peyronie’s disease, assuming a successful end-of-phase II meeting with the FDA in the second quarter of 2010; and,

•	Continue to vigorously defend our Testim intellectual property.

Fourth Quarter 2009 Financial Detail

For the quarter ended December 31, 2009, Auxilium reported net revenues of $48.0 million compared to net revenues of $34.8 million in the fourth quarter of 2008, an increase of 38.1%. Sales of Testim in the U.S. were $42.3 million, a 24.4% increase over the $34.0 million recognized in the fourth quarter of 2008. There was $4.9 million of ex-U.S. partner milestone revenue recognition and shipments of Testim in the fourth quarter of 2009, compared to $0.7 million in the fourth quarter of 2008. Included in this $4.9 million for 2009 is the $3.9 million remaining balance of deferred milestone payments from Ipsen Pharma GmbH that were recognized as revenue upon the completion of transferring all marketing authorizations in Europe to our current Testim partner, Ferring International S.A. Fourth quarter 2009 revenues also include $0.9 million in amortization of upfront payments related to the out-licensing of XIAFLEX, compared to $0.1 million in the fourth quarter of 2008.

The net loss for the fourth quarter of 2009 was $(11.9) million, or $(0.25) per share, compared to a net loss of $(12.1) million, or $(0.29) per share, reported for the fourth quarter of 2008. Net loss for the fourth quarter of 2009 includes total stock-based compensation expense of $4.4 million, compared to $3.7 million for the fourth quarter of 2008.

Gross margin on net revenues was 78.3% for the quarter ended December 31, 2009 compared to 76.3% for the comparable period in 2008. The improvement in gross margin reflects the increase in amortization of upfront and milestone payments, including recognition of the remaining deferred milestone payments from our former European Testim partner, and the impact of year-over-year price increases, partially offset by increased low margin international shipments.

Research and development spending for the quarter ended December 31, 2009 was $11.4 million, compared to $14.6 million for 2008. The reduction in spending was the result of lower clinical development activity in XIAFLEX for Dupuytren’s contracture, and lower manufacturing development costs in Horsham with the commencement of commercial production activity in 2009.

Selling, general and administrative costs for the quarter ended December 31, 2009 were $38.7 million, compared to $24.4 million in the comparable 2008 period. The increase was primarily due to investments in preparing for the launch of XIAFLEX, higher compensation costs associated with increased headcount and stock-based compensation expense and costs incurred in defense of our Testim intellectual property

As of December 31, 2009, Auxilium had $182.0 million in cash, cash equivalents and short-term investments, compared to $192.3 million at September 30, 2009.

Full Year 2009 Financial Detail

For the full year 2009, net revenues totaled $164.0 million, compared to net revenues of $125.4 million for the year 2008, an increase of 30.8%. Sales of Testim in the U.S. were $151.9 million, a 23.2% increase over the $123.3 million recognized in 2008. There was $8.5 million of ex-U.S. partner milestone revenue recognition and shipments of Testim in 2009, compared to $1.9 million in 2008. Included in this $8.5 million for 2009 is the $6.4 million of previously deferred milestone payments from Ipsen Pharma GmbH that was recognized as revenue in connection with the transfer of the marketing authorizations in Europe to our current Testim partner, Ferring International S.A. Revenues for 2009 also include $3.6 million in amortization of upfront payments related to the out-licensing of XIAFLEX, compared to $0.1 million in 2008.

Auxilium reported a net loss of $(53.5) million, or $(1.22) per share, for the full year 2009, compared to a net loss of $(46.3) million, or $(1.12) per share, for the full year 2008. Net loss for 2009 includes total stock-based compensation expense of $17.9 million, compared to $11.7 million for the full year 2008.

Gross margin on net revenues was 77.4% for the full year 2009, compared to 76.5 % for the full year 2008.

Research and development costs for the full year 2009 were $51.4 million compared with $54.5 million for the full year 2008.

Selling, general and administrative expenses totaled $129.2 million for the year ended December 31, 2009, compared with $89.5 million for the year-ago period.

Conference Call

Auxilium will hold a conference call today, February 17, at 10:00 a.m. ET, to discuss fourth quarter and full year 2009 results, as well as the financial and operational guidance it has provided for 2010 and the list price per vial of XIAFLEX. The conference call will be simultaneously web cast on Auxilium’s web site and archived for future review until March 17, 2010.

Conference call details:

Date:	Wednesday, February 17, 2010
Time:	10:00 a.m. ET
Dial-in (U.S.):	800-259-0251
Dial-in (International):	617-614-3671
Web cast:	http://www.auxilium.com
Passcode:	AUXILIUM
To access an audio replay of the call:
Access number (U.S.):	888-286-8010
Access number (International):	617-801-6888
Replay Passcode #:	81525874

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing to urologists, endocrinologists, orthopedists and select primary care physicians. Auxilium markets XIAFLEX™ (collagenase clostridium histolyticum) for the treatment of adult Dupuytren’s contracture patients with a palpable cord and Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism. Auxilium has four projects in clinical development. XIAFLEX is in phase IIb of development for the treatment of Peyronie’s disease and is in phase II of development for treatment of Frozen Shoulder syndrome (Adhesive Capsulitis). Auxilium’s transmucosal film product candidate for the treatment of overactive bladder (AA4010) and its fentanyl pain product using its transmucosal delivery system are in phase I of development. The Company is currently seeking a partner to further develop these product candidates. Auxilium has rights to additional pain products and products for hormone replacement and urologic disease using its transmucosal film delivery system. Auxilium also has options to all indications using XIAFLEX for non-topical formulations. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

In addition to historical facts or statements of current condition, this release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding

•

Auxilium’s expected financial performance during 2010, including 2010 Testim revenues, research and development spending, selling, general and administrative expenses and stock-based compensation expenses;

•	Auxilium’s strategic priorities for 2010;

•	the timing of the launch of XIAFLEX for the treatment of Dupuytren’s contracture;

•	the potential for XIAFLEX to be a blockbuster opportunity that can provide sustainable long-term growth for the Company;

•	the interpretation of clinical data from the Peyronie’s phase IIb trial and the ability and timing to commence phase III for XIAFLEX for the treatment of Peyronie’s disease;

•	the number of cords that Dupuytren’s contracture patients treated with XIAFLEX will have treated and the average number of vials of XIAFLEX that will be used to treat each cord; and

•	the interpretation and impact of the FDA’s response to the Company’s Citizen Petition.

Forward-looking statements often address Auxilium’s expected future financial position or business strategy and plans and objectives of management for future operations, and often contain the words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and “potentially,” and similar expressions. Forward-looking statements provide Auxilium’s current expectations or forecasts of future events. Auxilium’s performance and financial results could differ materially from those reflected in these forward-looking statements due to:

•	the success of research and development activities;

•	further evaluation of clinical data and results of clinical trials;

•	the performance of third-party manufacturers, suppliers and licensees;

•	decisions by regulatory authorities as to whether and when to approve drug applications;

•	decisions by regulatory authorities as to whether and when to proceed to the next phase of clinical trials;

•	difficulties or delays in manufacturing;

•	the outcome of pending litigation;

•	competition from currently marketed products, generic products, and new products;

•

general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries and the jurisdictions in which Auxilium markets or seeks to market its products;

•	claims and concerns that may arise regarding the safety or efficacy of its products; and

•	increase in costs or expenses.

A more detailed list and description of the risks and uncertainties that Auxilium faces may be found under the heading “Risk Factors” in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2008, in Auxilium’s Quarterly Report on Form 10-Q for the period ended June 30, 2009 and in Auxilium’s Quarterly Report on Form 10-Q for the period ended September 30, 2009 which are on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of the forward-looking statements contained in this release may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Auxilium undertakes no obligation to update publicly any forward-looking statement.

CONTACT:

James E. Fickenscher

Chief Financial Officer, Auxilium Pharmaceuticals, Inc.

+1-484-321-5900

jfickenscher@auxilium.com

or

William Q. Sargent Jr.

Vice-President, Investor Relations and Corporate Communications

+1-484-321-5900

wsargent@auxilium.com

-Tables to Follow-

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net revenues	$48,027	$34,775	$164,039	$125,377

Operating expenses:
Cost of goods sold	10,416	8,257	37,077	29,486
Research and development*	11,375	14,591	51,398	54,497
Selling, general and administrative*	38,711	24,358	129,181	89,482

Total operating expenses	60,502	47,206	217,656	173,465

Loss from operations	(12,475)	(12,431)	(53,617)	(48,088)
Interest income (expense), net	(38)	292	160	1,801

Loss before income taxes	(12,513)	(12,139)	(53,457)	(46,287)
Provision for income taxes	(614)	—	—	—

Net loss	$(11,899)	$(12,139)	$(53,457)	$(46,287)

Basic and diluted net loss per common share	$(0.25)	$(0.29)	$(1.22)	$(1.12)

Weighted average common shares outstanding	47,001,779	41,972,506	43,650,775	41,272,557

* includes the following amounts of stock-based compensation expense:

Research and development	$1,027	$1,084	$5,048	$3,140
Selling, general and administrative	3,336	2,581	12,852	8,602

AUXILIUM PHARMACEUTICALS, INC.

Selected Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	December 31, 2009	December 31, 2008
Cash and cash equivalents	$181,977	$113,943
Total assets	260,564	171,187
Total stockholders’ equity	120,519	35,266